Exhibit 99 to Form 8k

CONTACT:	Phil Smith
Chairman
TASER International, Inc.
(480) 905-2005

TASER International, Inc. Declares 3-For-1 Stock Split

SCOTTSDALE, AZ, January 14, 2004 — TASER International, Inc. (Nasdaq: TASR and TASRW), a market leader in advanced less-lethal weapons, announced today that the Company has declared a 3-for-1 stock split effective in the form of a 200 percent stock dividend payable on or about February 10, 2004, to shareholders of record on January 26, 2004. Under the terms of this stock split, TASER International’s shareholders will receive a dividend of two shares of common stock for every one share of common stock held on that record date. The dividend will be paid in authorized but unissued shares of common stock of the Company.

The Company anticipates that the issued and outstanding shares of common stock after the split will be increased from approximately 4,224,900 shares to 12,674,700 shares.

In announcing the 3-for-1 stock split, TASER International’s Chief Executive Officer, Rick Smith, stated, “the Board of Directors has declared this stock split to reduce the stock’s price per share and increase its market liquidity for the purpose of enhancing the securities’ appeal to both private and institutional investors.”

About TASER International, Inc.

TASER International, Inc. (Nasdaq: TASR, TASRW) provides advanced less-lethal weapons for use in the law enforcement, private security and personal defense markets. Our flagship ADVANCED TASER® product has reduced officer injuries by over 80% in the Orange County (FL) Sheriff’s Office, and reduced suspect injuries by over 67% in the Phoenix (AZ) Police Department. The ADVANCED TASER is saving lives, reducing liability and creating safer jobs in over 3,500 law enforcement agencies worldwide. Call 480-991-0797 or visit our website at www.TASER.com to learn more about the new standard in less-lethal weapons.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including a statement concerning the expected enhancement of the Company’s securities, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding TASER International. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

TASER International assumes no obligation to update the information contained in this press release. TASER International’s future results may be impacted by risks associated with rapid technological change, new product introductions, new technological developments and implementations, execution issues associated with new technology, ramping manufacturing production and processes, potential fluctuations in quarterly operating results, competition, financial and budgetary constraints of prospects and customers, dependence upon sole and limited source suppliers, fluctuations in component pricing, government regulations, dependence upon key employees, and its ability to retain employees. TASER International’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-QSBs and its Annual Report on Form 10-KSB.